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                                                                    Exhibit 99.1

DISTRICT COURT, ARAPAHOE COUNTY, STATE OF COLORADO
CASE NO. 99 CV 2248

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                                    SUMMONS

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PINCHUS SHLESINGER,

          Plaintiff,
v.

JIRKA RYSAVY, ROBERT L. KING, JAMES P. ARGYROPOULOS, MARTIN E. FRANKLIN, JANET
A. HICKEY, MO SIEGEL, JEFFREY J. STEINER, CORPORATE EXPRESS, INC., and BUHRMANN NV,

          Defendants.

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THE PEOPLE OF THE STATE OF COLORADO

TO THE DEFENDANTS NAMED ABOVE:  CORPORATE EXPRESS, INC.

          You are summoned and required to file with the Clerk of this Court an answer or other response to the attached Complaint within twenty (20) days after this Summons is served on you in the State of Colorado, or within thirty (30) days after this Summons is served on you outside the State of Colorado.

          If you fail to file your answer or other response to the Complaint in writing within the applicable time period, judgment by default may be entered against you by the Court for the relief demanded in the Complaint, without any further notice to you.

          The following documents are also served with this Summons:  Complaint.

DATED:  July 13, 1999
                                    BADER & ASSOCIATES, P.C.

                                        /s/ Gerald L. Bader, Jr.
                                    -----------------------------------------
                                    Gerald L. Bader, Jr., No. 3625
                                    1660 Wynkoop Street, Suite 1100
                                    Denver, Colorado 80202-1160
                                    Telephone: (303) 534-1700
                                    Telecopier: (303) 534-0725
                                    ATTORNEYS FOR PLAINTIFF


        This Summons is issued pursuant to Rule 4, C.R.C.P., as amended.
           A copy of the Complaint must be served with this Summons.
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DISTRICT COURT, ARAPAHOE COUNTY, STATE OF COLORADO
CASE NO. 99 CV 2248

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                CLASS ACTION COMPLAINT AND DEMAND FOR JURY TRIAL

================================================================================

PINCHUS SHLESINGER,

          Plaintiff,

v.

JIRKA RYSAVY, ROBERT L. KING, JAMES P. ARGYROPOULOS, MARTIN E. FRANKLIN, JANET
A. HICKEY, MO SIEGEL, JEFFREY J. STEINER, CORPORATE EXPRESS, INC., and BUHRMANN NV,

          Defendants.

================================================================================

          Plaintiff alleges upon information and belief, except for paragraph 1 hereof, which is alleged upon knowledge, as follows:

          1. Plaintiff Pinchus Shlesinger has been the owner of the common stock of Corporate Express, Inc. ("Corporate Express" or the "Company") since prior to the transaction herein complained of and continuously to date.

          2. Corporate Express is a corporation duly organized and existing under the laws of the State of Colorado. The Company provides office products and other non-production goods and related services to corporations and organizations. Corporate Express maintains its principal executive offices at One Environmental Way, Broomfield, Colorado.

          3. Defendant Buhrmann NV ("Buhrmann"), a Dutch corporation, is the third largest supplier of office products in Europe and the fifth largest in the United States.
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          4.   Defendant Jirka Rysavy is Chairman Emeritus of the Company.  He
is also the founder of Corporate Express and served as Chairman and Chief Executive Officer until September 1998.

          5. Defendant Robert L. King is President and Chief Executive Officer and Director of the Company.

          6. Defendants James P. Argyropoulos, Martin E. Franklin, Janet A. Hickey, Mo Siegel, and Jeffrey J. Steiner are Directors of Corporate Express.

          7. The individuals named as defendants in paragraph 4 through 6 (the "Individual Defendants") are in a fiduciary relationship with Plaintiff and the other public stockholders of Corporate Express and owe them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

          8. Plaintiff brings this action on his own behalf and as a class action, pursuant to C.R.C.P. 23, on behalf of all common stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          9.   This action is properly maintainable as a class action because:

          a. The class is so numerous that joinder of all members is impracticable. As of May 14, 1999, there were approximately 104,551,371 shares of Corporate Express common stock outstanding owned by hundreds, if not thousands, of record and beneficial holders;

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          b.        There are questions of law and fact which are common to the class including, inter alia, the following: (i) whether defendants have breached
                 ----- ----
their fiduciary and other common law duties owed by them to plaintiff and the members of the class; and (ii) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

          c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff will fairly and adequately represent the class.

          d. Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

          e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

          10. Corporate Express's recent operating results have been exceptional. The Company's EBITDA surged in the first quarter of fiscal 1999 to $59 million from $38 million in the fourth quarter of 1999. Additionally, sales through E-Way, the Company's proprietary Internet ordering system, have grown significantly, rising from $22 million in April 1998 to almost

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$100 million in April 1999. The Company expects e-commerce revenues to grow to between $150-$200 million in fiscal 1999.

          11. Despite these strong results, Corporate Express's stock price has languished. Given Corporate Express's strong financial performance, its prospects for future growth and expansion are substantial, and the intrinsic value of Corporate Express is far greater than that reflected in the market price of Corporate Express's stock.

          12. On July 13, 1999, Corporate Express and Buhrmann announced that they had entered into a merger agreement whereby Buhrmann, will acquire Corporate Express in a cash merger transaction valued at approximately $2.3 billion, including the assumption of debt. Under the terms of the transaction as presently proposed, each share of Corporate Express will be exchanged for $9.70 in cash, a mere 13% premium over the $8-9/16 closing price of the Company's stock, on July 12, 1999. Moreover, the consideration to be received by Corporate Express is not definite and is subject to adjustment upward or downward depending on the actual proceeds received by Corporate Express from the sale or disposition of certain businesses and assets.

          13. The merger agreement contemplates that Buhrmann's North American operations, which operate as BT Office Products, will be combined with Corporate Express' North American operations and will be headquartered in Broomfield, Colorado. Similarly, the Company's European operations will be combined with Buhrmann's Europe Division and will be headquartered in Amsterdam. The merger agreement provides that defendant King will be named President and Chief Executive Officer of the North American business group of the combined company. Certain other senior executives of Corporate Express will also be offered lucrative positions with the combined company.

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          14.  By entering into the agreement with Buhrmann, the Corporate
Express Board has initiated a process to sell the Company which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction were not the result of an auction process or active market check; they were arrived at without a full and thorough investigation by the Individual Defendants; and they are intrinsically unfair and inadequate from the standpoint of the Corporate Express shareholders.

          15. The Individual Defendants failed to make an informed decision, as no market check of the Company's value was obtained. In agreeing to the merger, the Individual Defendants failed to properly inform themselves of Corporate Express's highest transactional value.

          16. The Individual Defendants have violated the fiduciary duties owed to the public shareholders of Corporate Express. The Individual Defendants' agreement to the terms of the transaction, its timeing, and the failure to auction the Company and invite other bidders, and defendants' failure to provide a market check demonstrate a clear absence of the exercise of due care and of loyalty to Corporate Express's public shareholders.

          17. The Individual Defendants' fiduciary obligations under these circumstances require them to:

               a. Undertake an appropriate evaluation of Corporate Express's net worth as a merger/acquisition candidate; and

               b. Engage in a meaningful auction with third parties in an attempt to obtain the best value for Corporate Express's public shareholders.

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          18.  The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Buhrmann without making the requisite effort to obtain the best offer possible.

          19. Plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Corporate Express's assets and business, and will be prevented from obtaining fair and adequate consideration for their shares of Corporate Express common stock.

          20. The consideration to be paid to class members in the proposed merger is unfair and inadequate because, among other things:

               a. The intrinsic value of Corporate Express's common stock is materially in excess of the amount offered for those securities in the merger giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company;

               b. The merger price is not the result of an appropriate consideration of the value of Corporate Express because the Corporate Express Board approved the proposed merger without undertaking steps to accurately ascertain Corporate Express's value through open bidding or at least a "market check mechanism"; and

               c. By entering into the agreement with Buhrmann, the Individual Defendants have allowed the price of Corporate Express stock to be capped, thereby depriving plaintiff and the Class of the opportunity to realize any increase in the value of Corporate Express stock.

          21. By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.

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          22.  Defendant Buhrmann has knowingly aided and abetted the breaches of fiduciary duty committed by the Individual Defendants to the detriment of Corporate Express's public shareholders. Indeed, the proposed merger could not take place without the active participation of Buhrmann. Furthermore, Buhrmann and its shareholders together with the Individual Defendants are the intended beneficiaries of the wrongs complained of herein and would be unjustly enriched absent relief in this action.

          23. Plaintiff and other members of the Class have no adequate remedy at law.

          WHEREFORE, plaintiff and members of the Class demand judgment against defendants as follows:

               a. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

               b. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction;

               c. In the event that the proposed transaction is consummated, rescinding it and setting it aside, or awarding rescissory damages to the Class;

               d. Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law, arising from the proposed transaction;

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               e. Awarding plaintiff its costs and disbursements and reasonable allowances for fees of plaintiff's counsel and experts and reimbursement of expenses; and

               f. Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.

Dated at Denver, Colorado this 13/th/ day of July, 1999.

                                    Respectfully submitted,

                                    BADER & ASSOCIATES, P.C.


                                       /s/ Gerald L. Bader, Jr.
                                    -----------------------------------------
                                    Gerald L. Bader, Jr., No. 3625
                                    1660 Wynkoop Street, Suite 1100
                                    Denver, Colorado 80202-1160
                                    Telephone: (303) 534-1700
                                    Telecopier: (303) 534-6725

                                    Attorneys for Plaintiff
OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ, LLP
10 East 40/th/ Street
New York, NY 10016
(212) 779-1414

Plaintiff's Address:
-------------------

119 Route 306
Muncie, New York 10952

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